Exhibit 5.1

PATRICK A. BURROW
Executive Vice President,
General Counsel and Secretary

February 23, 2017

Simmons First National Corporation

501 Main Street

Pine Bluff, Arkansas 71601

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Secretary of Simmons First National Corporation, an Arkansas corporation (the “Company”) and have acted as counsel to the Company in connection with the Company’s Registration Statement on Form S-4 (File No. 333-215647) (as amended to the date hereof, the “Registration Statement”) filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement registers an aggregate of 799,990 shares of the Company’s Class A common stock, par value $0.01 per share (the “Shares”), to be issued in connection with the proposed merger of Hardeman County Investment Company, Inc., a Tennessee corporation (“HCIC”), with and into the Company, pursuant to the Agreement and Plan of Merger, dated as of November 17, 2016 (as amended from time to time, the “Agreement”), by and between the Company and HCIC.

I have reviewed the Agreement, the Restated Articles of Incorporation of the Company, the Amended By-Laws of the Company, and such other corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. I have assumed that all signatures are genuine, that all documents submitted to me as originals are authentic and that all copies of documents submitted to me conform to the originals. Additionally, I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

I have assumed that, prior to the issuance of any of the Shares, (a) the Registration Statement will have become effective under the Securities Act, (b) to the extent required under the laws of Tennessee, the shareholders of HCIC will have approved and adopted the Agreement, and (c) the transactions contemplated by the Agreement will have been consummated in accordance with the Agreement.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, when the Registration Statement has become effective under the Securities Act, the Shares, when duly issued in accordance with the Agreement, will be validly issued, fully paid and non-assessable.

I am a member of the bar of the State of Arkansas. I do not express any opinion herein on any laws other than the law of the State of Arkansas, applicable provisions of the Arkansas Business Corporation Act of 1987 and the federal laws of the United States of America.

425 W. Capitol Avenue, 14th Floor   Little Rock, AR 72201   501.558.3160   simmonsfirst.com

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. I also hereby consent to the reference to my name under the heading “Legal Matters” in the proxy statement/prospectus constituting part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Patrick A. Burrow

Executive Vice President, General Counsel and and Secretary